Exhibit 5.1

FILE NO. 026915.48

June 5, 2023

Pacific Gas and Electric Company

300 Lakeside Drive

Oakland, California 94612

Re:	Pacific Gas and Electric Company

Registration Statement on Form S-3

To the Addressee:

We have served as counsel to Pacific Gas and Electric Company, a California corporation (the “Company”), in connection with the issuance and sale by the Company of $850,000,000 aggregate principal amount of the Company’s 6.100% First Mortgage Bonds due 2029 (the “2029 Mortgage Bonds”), $1,150,000,000 aggregate principal amount of the Company’s 6.400% First Mortgage Bonds due 2033 (the “2033 Mortgage Bonds”) and $500,000,000 aggregate principal amount of the Company’s 6.750% First Mortgage Bonds due 2053 (the “2053 Mortgage Bonds”, together with the 2029 Mortgage Bonds and the 2033 Mortgage Bonds, the “Mortgage Bonds”) covered by the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-253630), including the prospectus constituting a part thereof, dated February 26, 2021, and the final prospectus supplement, dated June 1, 2023 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

The 2029 Mortgage Bonds and the 2033 Mortgage Bonds were issued under the Company’s Indenture of Mortgage, dated as of June 19, 2020 (the “Original Mortgage”), as previously amended and supplemented and as further supplemented by the Twentieth Supplemental Indenture, dated as of June 5, 2023 (the “Twentieth Supplemental Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The forms, terms and other provisions of the 2029 Mortgage Bonds and the 2033 Mortgage Bonds were established under the Twentieth Supplemental Indenture. The 2053 Mortgage Bonds were issued under the Original Mortgage, as previously amended and supplemented and as further supplemented by the Eighteenth Supplemental Indenture, dated as of January 6, 2023 (the “Eighteenth Supplemental Indenture”, and together with the Original Mortgage as so amended and supplemented and the Twentieth Supplemental Indenture, the “Mortgage”), between the Company and the Trustee. The form, terms and other provisions of the 2053 Mortgage Bonds were established under the Eighteenth Supplemental Indenture. The Mortgage Bonds were sold by the Company pursuant to the Underwriting Agreement, dated June 1, 2023 (the “Underwriting Agreement”), among the Company, Barclays Capital Inc., BofA Securities, Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.

ATLANTA    AUSTIN    BANGKOK    BEIJING    BOSTON     BRUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON

LONDON    LOS ANGELES    MIAMI    NEW YORK     RICHMOND    SAN FRANCISCO    TOKYO    TYSONS    WASHINGTON, DC

www.HuntonAK.com

Pacific Gas and Electric Company

June 5, 2023

In rendering the opinion expressed below, we have examined and relied upon copies of the Registration Statement and the exhibits filed therewith and the Mortgage. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Mortgage will be the valid and legally binding obligation of the Trustee.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Mortgage Bonds, when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Mortgage, will constitute the valid and binding obligations of the Company (subject to bankruptcy, insolvency, liquidation, receivership, reorganization, moratorium, fraudulent conveyance, transfer or other laws of general applicability relating to or affecting the enforcement of mortgagees’ and other creditors’ rights and by the effect of general principles of equity, regardless of whether considered in a proceeding at law or in equity).

We do not express any opinion herein concerning any law other than the laws of the State of New York and the State of California.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to us included in or made a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion letter is limited to the matters stated in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated in this opinion letter. This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ HUNTON ANDREWS KURTH LLP

13936/15326/14929/09310